Exhibit 99.1
Corillian Enabling eFinance Corillian.com 800.863.6445 3400NW JOHN OLSEN PLACE 503.629.3300 HILLSBORO, OREGON 97124-5805 503.617.0291

Corillian Appoints James R. Stojak to Board of Directors
Former Citigroup executive and banking veteran joins board

PORTLAND, Ore. – September 30, 2004 – Corillian Corp. (NASDAQ: CORI), the top provider of online banking solutions to leading financial institutions, today announced the appointment of James R. Stojak to its board of directors.

Mr. Stojak, 57, brings more than 30 years of banking and operations experience to Corillian’s board of directors. Since 2000, Mr. Stojak has been serving as an independent consultant to financial institutions and technology providers. Prior to his work as a consultant, Mr. Stojak served as an executive vice president of Citigroup, where he led Citigroup’s global consumer operations and technology divisions. From 1990 through 1996, Mr. Stojak was senior vice president and chief operating officer of Citibank’s Europe/North America credit card business. He also served as chairman of Citibank (South Dakota), N.A. and as a director of Citibank (Nevada), N.A. Prior to Citigroup, Mr. Stojak held executive positions with Wells Fargo Bank and Continental Illinois National Bank.

“Corillian has made tremendous strides to become the dominant provider of online banking solutions, and it has a unique opportunity ahead to build on that leadership and momentum,” Mr. Stojak said. “I look forward to working with the Corillian management team to capitalize on this opportunity.”

“Jim will be a tremendous asset to our organization,” said Alex Hart, president and CEO of Corillian. “Jim brings to Corillian a wealth of expertise and knowledge within the financial services industry, and his insights will be extraordinarily valuable as we build upon our achievements in the online banking industry.”

About Corillian Corporation
Corillian is the top provider of online banking solutions to leading financial institutions. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively. Corillian’s solutions are unmatched in reliability and performance and successfully scale at some of the world’s largest financial institutions. Corillian’s

Enabling eFinance

proven solutions enable financial institutions to deliver innovative services enterprise-wide, across multiple delivery channels and multiple lines of business. The Corillian Voyager platform provides secure and scalable account access and transaction processing for a wide variety of applications built by Corillian’s expert software developers, by Corillian-certified partners and by the in-house development organizations of some of the world’s best financial institutions. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

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For more information contact:
Steve Shaw #Corillian Corp. | e-mail: sshaw@corillian.com | Phone: (503) 629-3770
Ranae Sandholm | Text 100 | e-mail: corillian@text100.com | Phone: (206)381-3791